EXHIBIT 12.1


                     The Rouse Company and Subsidiaries

             Computation of Ratio of Earnings to Fixed Charges
                           (dollars in thousands)

                                               Nine months ended
                                                  September 30,                             Year ended December 31,
                                             ----------------------    ------------------------------------------------------------
                                                1998         1997         1997        1996         1995         1994        1993
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------
Earnings before income taxes,
  extraordinary items and cumulative
  effect of change in accounting principle   $  85,544    $  58,442    $  73,826    $  43,605    $  10,169    $  13,336   $   3,072

Fixed charges:
   Interest costs                              155,578      174,127      231,098      230,960      219,838      220,971     219,705
   Capitalized interest                        (16,206)     (16,965)     (23,608)     (10,579)      (6,875)      (7,388)     (8,899)
   Amortization of debt issuance costs           1,070        1,478        1,645        2,066        2,527        2,146       2,801
   Distributions on Company-obligated
     mandatorily redeemable preferred
     securities of a trust holding
     solely Parent Company
     subordinated debt securities                9,539        9,539       12,719       12,719        1,204         --           --
   Portion of rental expense
     representative of interest factor (1)       4,613        4,949        7,949        8,487        8,266       10,788      15,988
   Support for debt service costs
     provided to affiliates accounted
     for under the equity method                  --           --          --           --           --           --             31

Adjustments to earnings (loss):
   Minority interest in earnings of
     majority-owned subsidiaries
     having fixed charges                        2,090        2,270        3,178        1,164        2,026        2,234       1,909
   Undistributed earnings of less
     than 50%-owned subsidiaries                  --           --            (34)         (88)        (189)        (564)        (68)

   Previously capitalized interest
     amortized into earnings:
     Depreciation of operating
       properties (2)                            3,144        2,972        3,962        3,866        3,764        3,670       3,605
     Cost of land sales (3)                       --          3,831        5,025        1,778        1,421        1,580       1,627
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------

        Earnings available for
          fixed charges                      $ 245,372    $ 240,643    $ 315,760    $ 293,978    $ 242,151    $ 246,773   $ 239,771
                                             =========    =========    =========    =========    =========    =========   =========

Fixed charges:
   Interest costs                            $ 155,578    $ 174,127    $ 231,098    $ 230,960    $ 219,838    $ 220,971   $ 219,705
   Amortization of debt issuance costs           1,070        1,478        1,645        2,066        2,527        2,146       2,801
   Distributions  on  Company-obligated
     mandatorily  redeemable  preferred
     securities of a trust holding solely
     Parent Company subordinated
     debt securities                             9,539        9,539       12,719       12,719        1,204         --           --
   Portion of rental expense represen-
     tative of interest factor (1)               4,613        4,949        7,949        8,487        8,266       10,788      15,988
   Support for debt service costs
     provided to affiliates accounted
     for under the equity method                  --           --           --           --           --           --            31
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------

        Total fixed charges                  $ 170,800    $ 190,093    $ 253,411    $ 254,232    $ 231,835    $ 233,905   $ 238,525
                                             =========    =========    =========    =========    =========    =========   =========


Ratio of earnings to fixed charges                1.44         1.27         1.25         1.16         1.04         1.06        1.01
                                             =========    =========    =========    =========    =========    =========   =========


                     The Rouse Company and Subsidiaries

             Computation of Ratio of Earnings to Fixed Charges



(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $1,479,000 and $1,608,000 for the nine months ended September 30, 1998 and 1997, respectively, and $3,158,000, $3,844,000, $3,644,000, $6,232,000 and $10,006,000 for the
     years ended December 31, 1997, 1996, 1995, 1994 and 1993,
     respectively.

(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3) Represents 10% of cost of Columbia land sales and 5% of the cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor prior to 1998. On December 31, 1997 certain wholly owned subsidiaries, including those that conducted substantially all of the Company's land sales and community development activities, issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interests in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Accordingly, the period after December 31, 1997 includes no adjustment for the interest portion of the cost of land sales.